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                                                                    Exhibit 99.1

[LOGO]
Boston Life Sciences, Inc.

October 8, 2002

Dear Shareholder,

I am writing to provide you with an initial report on recent developments at Boston Life Sciences and some insight on our future plans. As you may know, I joined Boston Life Sciences as President and Chief Operating Officer in early July.

As a shareholder in Boston Life Sciences, I trust you recognize that the Company has a diverse portfolio of promising technologies which have the potential to address a number of large and important therapeutic and diagnostic markets. These technologies include Altropane for the diagnosis of Parkinsonian Syndrome (including Parkinson's Disease) and Attention Deficit Hyperactivity Disorder, Inosine as a treatment for stroke and spinal cord injury, and Troponin for the treatment of solid cancers.

With twenty years of experience in building shareholder value, I was hired as President and Chief Operating Officer to strengthen the existing management team, and to spearhead the Company's transition from a research oriented organization to one more focused on commercializing its technologies and generating revenues from product sales and collaborations. Prior to joining Boston Life Sciences, I held various positions including President and CEO of three different companies, each of which realized significant growth in revenues and profitability during my tenure.

ACCOMPLISHMENTS
As part of my introduction, the management team has completed a rigorous review of each scientific program currently under development. This review has focused on identifying which programs provide the best opportunities to increase shareholder value in the near-term through the attainment of measurable accomplishments while effectively managing our existing financial resources. I am pleased to report that we have developed a focused plan which we believe will position us to attain some important milestones over the next year. As with any biotech company, our ability to achieve these milestones is subject to a number of regulatory risks and uncertainties which are summarized in our Annual Report on Form 10-K.


OUR GOALS AND OBJECTIVES
File a New Drug Application (NDA) for Altropane as a diagnostic for Parkinsonian Symptoms. We have had extensive discussions with the FDA during the past year regarding what information needs to be included in the NDA filing. The FDA has requested certain additional studies which we are in the process of completing. We do not believe that any of the requested information represents a substantial impediment to the filing of the NDA. Based on the estimated time that it will take to acquire this information, we expect to request a pre-filing meeting with the FDA by the end of 2002. Assuming no additional data is requested at the meeting, we would expect to file our NDA in the first half of 2003.

File an Investigational New Drug (IND) application and commence clinical trials for Inosine in Acute Ischemic Stroke. We recently had a pre-IND meeting with the FDA during which the FDA detailed the pre-clinical information that must be included in the IND filing. We expect to commence the remaining pre-clinical studies, and compile the necessary information, during the remainder of 2002 and into 2003. We hope to commence a Phase I trial in stroke victims in late 2003 or early 2004.

Finalize an effective, scaled-up manufacturing process for Troponin which produces pure, active material on a consistent basis. As has been the experience of many companies in the biotech community, the establishment of an effective, scaled-up manufacturing process for complex proteins like Troponin has

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been very challenging. The Company has established such a process at its internal pilot manufacturing facility in Baltimore, Maryland which we are presently converting into GMP production capability. This process produces pure, active material on a small scale basis. However, in order to be able to produce the material required for all of the clinical trials, at a reasonable cost, the Company needs to further "scale-up" the manufacturing process. We will commence the remaining pre-clinical studies required to be completed for the filing of an IND when we have established a fully "scaled-up" process.

OUR FINANCIAL POSITION AND FUTURE PLANS TO RAISE CAPITAL
We have developed and implemented an operating budget which we believe will enable us to accomplish each of the objectives mentioned above. Specifically, we expect our existing financial resources to be sufficient to fund operations through the end of 2003. We will continue to monitor the capital markets and evaluate opportunities to raise additional capital without incurring unreasonable dilution to our existing shareholders. However, even if we are required to raise additional capital at historically low price levels, we believe that the market potential of the Company's technologies are significant and provides an opportunity for existing shareholders, given the current market price of the stock, to realize substantial increases in the value of their investment in BLSI over the next few years.

OPPORTUNITIES AHEAD FOR BOSTON LIFE SCIENCES
Among my reasons for joining the Company is my compelling belief that there are a number of exciting near-term opportunities for BLSI, any one of which, if achieved, can increase the Company's market recognition, and ultimately its market valuation. These opportunities include the relatively near-term potential for Altropane to emerge as an approved diagnostic for Parkinsonian Symptoms, including Parkinson's Disease. It is estimated that approximately 132,000 individuals per year present to their physician with new, undiagnosed movement disorders, and could be candidates for an Altropane scan. Approval would have a significant impact on BLSI as the resulting revenues could potentially make the Company profitable, and would provide capital to fund our other scientific programs.

On a longer term basis, Inosine and Troponin, which potentially address multi-billion dollar markets in stroke (for Inosine) and cancer (for Troponin), provide considerable opportunities for further recognition and valuation appreciation. Cancer and stroke are the second and third leading causes of death in the U.S. The market has historically accorded high valuations to companies that are able to demonstrate they have viable product candidates to address large market needs. We believe the initiation of a Phase I trial of Inosine in stroke provides a near term opportunity for such recognition. Our ability to subsequently initiate trials of Inosine in spinal cord injury and Troponin in cancer provides longer term opportunities to the Company.

I invite you to let me know of any questions or concerns you may have.

Sincerely,



Robert J. Rosenthal, Ph.D.
President and Chief Operating Officer


Statements made in this letter other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company's products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.